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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Energy Partners, Ltd.

We consent to incorporation by reference in the registration statements (No. 333-89044) on Form S-8 and (No. 333-91214 and 333-117419) on Form S-3 of Energy
Partners, Ltd. of our reports dated March 13, 2005 with respect to the consolidated financial statements and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included herein.

Our report for the year ended December 31, 2004 refers to a change in the method of accounting for asset retirement obligations.


                                                    /s/ KPMG LLP

New Orleans, Louisiana
March 13, 2005